            PROSPECTUS AND FINANCIAL PRIVACY NOTICE FEBRUARY 28, 2001
--------------------------------------------------------------------------------



     PRUDENTIAL
     GLOBAL GROWTH FUND

     FUND TYPE Global stock
     OBJECTIVE Long-term growth of capital




     BUILD




As with all mutual funds, the Securities
and Exchange Commission has not approved
or disapproved the Fund's shares nor has                          ON THE ROCK
the SEC determined that this prospectus
is complete or accurate. It is a                               [PRUDENTIAL LOGO]
criminal offense to state otherwise.

TABLE OF CONTENTS

1    Risk/Return Summary

1    Investment Objective and Principal Strategies
1    Principal Risks
2    Evaluating Performance
4    Fees and Expenses

6    How the Series Invests

6    Investment Objective and Policies
7    Other Investments and Strategies
11   Investment Risks

13   How the Series is Managed

13   Board of Directors
13   Manager
14   Investment Adviser
14   Portfolio Managers
15   Distributor

16   Series Distributions and Tax Issues

16   Distributions
17   Tax Issues
18   If You Sell or Exchange Your Shares

20 How to Buy, Sell and Exchange Shares of the Series

20 How to Buy Shares
28 How to Sell Your Shares
31 How to Exchange Your Shares
33 Telephone Redemptions and Exchanges
34 Financial Highlights

40   The Prudential Mutual Fund Family

     For More Information (Back Cover)


     Prudential Global Growth Fund                     [GRAPHIC]  (800) 225-1852

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RISK/RETURN SUMMARY
--------------------------------------------------------------------------------

     This prospectus provides information about PRUDENTIAL GLOBAL GROWTH FUND (the Series), which is a separate diversified series of the PRUDENTIAL WORLD FUND, INC. (the Fund). The Fund consists of two additional series--the PRUDENTIAL JENNISON INTERNATIONAL GROWTH FUND and the PRUDENTIAL INTERNATIONAL VALUE FUND. This prospectus relates only to the Series. For information about the two other series, you should contact the Fund.

     This section highlights key information about the Series. Additional information follows the summary.

INVESTMENT OBJECTIVE AND PRINCIPAL STRATEGIES

Our investment objective is LONG-TERM GROWTH OF CAPITAL. Income is a secondary objective. This means we look for investments that we think will increase in value over a period of years. To achieve our objective, we invest primarily in equity-related securities of medium-size and large U.S. and FOREIGN (NON-U.S. BASED) COMPANIES.

------------------------------------------------------------------
WE'RE GROWTH INVESTORS
We look primarily for stock that we believe is undervalued and/or will grow faster--and earn better profits--than other companies. We also look for companies with strong competitive advantages, effective research and product development, strong management or financial strength.
-----------------------------------------------------------------

     We use a growth investment style when deciding which securities to buy for the Series. This means that we look for companies that we believe are undervalued and/or which we believe will grow faster and generate better earnings than other companies. Some of the characteristics we look for include strong competitive advantages, effective research and product development and strong management and finances. Generally, we consider selling a security when the security no longer displays conditions for growth, is no longer undervalued, or falls short of expectations.

     While we make every effort to achieve our objective, we can't guarantee success.

PRINCIPAL RISKS

Although we try to invest wisely, all investments involve risks. Since the Series invests primarily in common stock and preferred stock, there is the risk that the value of a particular security we own could go down and you could lose money.


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                                                                               1

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RISK/RETURN SUMMARY
--------------------------------------------------------------------------------

     Generally, the securities of large and medium-sized companies are more stable than the securities of smaller companies, but this is not always the case. In addition to an individual stock losing value, the value of the EQUITY MARKETS of the countries in which we invest could go down. There is also the additional risk that foreign political, economic and legal systems may be less stable than in the U.S. The changing value of foreign currencies could also affect the value of the assets we hold and our performance. In the case of investments in emerging markets securities, these risks are heightened and may result in greater volatility in the value of your investment.

     There is also risk involved in the investment strategies we may use. Some of our strategies depend on correctly predicting whether the price or value of an underlying investment will go up or down over a certain period of time. There is always the risk that investments will not perform as we thought they would. Like any mutual fund, an investment in the Series could lose value, and you could lose money. The Series does not represent a complete investment program.

     There are special risks that may arise with the continuing transition to the euro as the common currency of the European Economic and Monetary Union. These risks include the possibility that computing, accounting and trading systems will fail to recognize the euro during the transition period, as well as the possibility that the euro will cause markets to become more volatile.

     An investment in the Series is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

EVALUATING PERFORMANCE

A number of factors--including risk--affect how the Series performs. The bar chart shows the Series' performance for each full calendar year of operation for the last 10 years. The bar chart and table below demonstrate the risk of investing in the Series by showing how returns can change from year to year. Past performance is not an indication that the Series will achieve similar results in the future.


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2     PRUDENTIAL GLOBAL GROWTH FUND                    [GRAPHIC]  (800) 225-1852

--------------------------------------------------------------------------------
RISK/RETURN SUMMARY
--------------------------------------------------------------------------------

                            [REPRESENTATION OF CHART]

ANNUAL RETURNS (CLASS B SHARES)(1)

 1991    1992   1993    1994    1995    1996     1997     1998    1999    2000
 ----    ----   ----    ----    ----    ----     ----     ----    ----    ----
12.29%  -5.27%  47.90%  -5.49% 14.18%  18.21%   4.25%    22.47%  47.59%  -24.29%


Best Quarter: 30.90% (4th quarter           Worst Quarter: (14.91)% (3rd quarter
 of 1999)                                     of 1998)

--------------------------------------------------------------------------------

(1) THESE ANNUAL RETURNS DO NOT INCLUDE SALES CHARGES. IF SALES CHARGES WERE INCLUDED, THE ANNUAL RETURNS WOULD BE LOWER THAN THOSE SHOWN.

--------------------------------------------------------------------------------

AVERAGE ANNUAL RETURNS (AS OF 12/31/00)(1)

                  1 Year     5 Years    10 Years      Since Inception
                  ------     -------    --------      ---------------
Class A shares    (22.76)      12.08       12.02       9.63   (since 1-22-90)
Class B shares    (24.29)      12.32       11.80      12.83   (since 5-15-84)
Class C shares    (21.14)      12.17         N/A      10.73   (since 8-1-94)
Class Z shares    (18.56)        N/A         N/A      12.96   (since 3-1-96)
MSCI World(2)     (13.18)      77.17      208.64        n/a
Lipper Average(3)                                       n/a

-----------------------------------------------------------------------------

(1)  THE SERIES' RETURNS ARE AFTER DEDUCTION OF SALES CHARGES AND EXPENSES.

(2) THE MORGAN STANLEY CAPITAL INTERNATIONAL (MSCI) WORLD INDEX IS A WEIGHTED, UNMANAGED INDEX OF PERFORMANCE OF APPROXIMATELY 1,500 SECURITIES LISTED ON STOCK EXCHANGES OF THE U.S., EUROPE, CANADA, AUSTRALIA, AND THE FAR EAST. THESE RETURNS DO NOT INCLUDE THE EFFECT OF ANY SALES CHARGES. THESE RETURNS WOULD BE LOWER IF THEY INCLUDED THE EFFECT OF SALES CHARGES. MSCI WORLD INDEX RETURNS SINCE THE INCEPTION OF EACH CLASS ARE 9.48% FOR CLASS A, 14.42% FOR CLASS B, 12.50% FOR CLASS C AND 12.01% FOR CLASS Z SHARES.

(3) THE LIPPER AVERAGE IS BASED ON THE AVERAGE RETURN OF ALL MUTUAL FUNDS IN THE GLOBAL FUNDS CATEGORY AND DOES NOT INCLUDE THE EFFECT OF ANY SALES CHARGES. AGAIN, THESE RETURNS WOULD BE LOWER IF THEY INCLUDED THE EFFECT OF SALES CHARGES. LIPPER RETURNS SINCE THE INCEPTION OF EACH CLASS ARE 10.13% FOR CLASS A,14.32% FOR CLASS B, 12.03% FOR CLASS C AND 12.42% FOR CLASS Z SHARES. SOURCE: LIPPER, INC.


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                                                                              3

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RISK/RETURN SUMMARY
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FEES AND EXPENSES
These tables show the sales charges, fees and expenses for each share class of the Series--Classes A, B, C and Z. Each share class has different sales charges--known as "loads"--and expenses, but represents an investment in the samE series. Class Z shares are available only to a limited group of investors. For more information about which share class may be right for you, see "How to Buy, Sell and Exchange Shares of the Series."

SHAREHOLDER FEES(1) (PAID DIRECTLY FROM YOUR INVESTMENT)
--------------------------------------------------------------------------------

                                           CLASS A   CLASS B   CLASS C  CLASS Z
                                           -------   -------   -------  -------
 Maximum sales charge (load) imposed on         5%      None        1%     None
  purchases (as a percentage of offering
  price)
 Maximum deferred sales charge (load)         None     5%(2)     1%(3)     None
  imposed on sales (as a percentage
  of the lower of original purchase
  price or sale proceeds)
 Maximum sales charge (load) imposed on       None      None      None     None
  reinvested dividends and other
  distributions

 Redemption fees                              None      None      None     None
 Exchange fee                                 None      None      None     None

--------------------------------------------------------------------------------

ANNUAL FUND OPERATING EXPENSES (DEDUCTED FROM SERIES ASSETS)
--------------------------------------------------------------------------------

                                           CLASS A   CLASS B   CLASS C  CLASS Z
                                           -------   -------   -------  -------
 Management fees                              .75%      .75%      .75%    .75%
 + Distribution and service (12b-1) fees      .30%(4)   .94%     1.00%    None

 + Other expenses                             .27%      .27%      .27%    .27%
 = Total annual Series operating expenses    1.32%     1.96%     2.02%   1.02%

 -  Waivers                                   .05%(4)   None      None    None

 =  Net annual Series operating expenses     1.27%(4)   1.96%     2.02%   1.02%

--------------------------------------------------------------------------------

(1) YOUR BROKER MAY CHARGE YOU A SEPARATE OR ADDITIONAL FEE FOR PURCHASES AND SALES OF SHARES.

(2) THE CONTINGENT DEFERRED SALES CHARGE (CDSC) FOR CLASS B SHARES DECREASES BY 1% ANNUALLY TO 1% IN THE FIFTH AND SIXTH YEARS AND 0% IN THE SEVENTH YEAR. CLASS B SHARES CONVERT TO CLASS A SHARES APPROXIMATELY SEVEN YEARS AFTER PURCHASE.

(3) THE CDSC FOR CLASS C SHARES IS 1% FOR SHARES REDEEMED WITHIN 18 MONTHS OF PURCHASE.

(4) FOR THE FISCAL YEAR ENDING OCTOBER 31, 2000, THE DISTRIBUTOR OF THE FUND HAS CONTRACTUALLY AGREED TO REDUCE ITS DISTRIBUTION AND SERVICE FEES (12b-1) FOR CLASS A SHARES TO .25 OF 1% OF THE AVERAGE DAILY NET ASSETS OF THE CLASS A SHARES.


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4     PRUDENTIAL GLOBAL GROWTH FUND                    [GRAPHIC]  (800) 225-1852

--------------------------------------------------------------------------------
RISK/RETURN SUMMARY
--------------------------------------------------------------------------------

EXAMPLE

This example is intended to help you compare the cost of investing in the Series with the cost of investing in other mutual funds.

     The example assumes that you invest $10,000 in the Series for the time periods indicated and then sell all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the Series' operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

--------------------------------------------------------------------------------

                             1 YR        3 YRS        5 YRS       10 YRS
                             ----        -----        -----       ------
  Class A shares             $623         $893       $1,183       $2,007

  Class B shares             $699         $915       $1,157       $2,042

  Class C shares             $403         $727       $1,177       $2,425

  Class Z shares             $104         $326       $  565       $1,252

--------------------------------------------------------------------------------

You would pay the following expenses on the same investment if you did not sell your shares:

--------------------------------------------------------------------------------

                                1 YR        3 YRS        5 YRS       10 YRS
                                ----        -----        -----       ------
  Class A shares                $623         $893       $1,183       $2,007

  Class B shares                $199         $615       $1,057       $2,042

  Class C shares                $303         $727       $1,177       $2,425

  Class Z shares                $104         $326       $  565       $1,252

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                                                              5

--------------------------------------------------------------------------------
HOW THE SERIES INVESTS
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INVESTMENT OBJECTIVE AND POLICIES

The investment objective of this Series is to seek LONG-TERM GROWTH OF CAPITAL. Income is a secondary objective. This means we seek investments that will increase in value over a period of years. We invest primarily in the EQUITY-RELATED SECURITIES of U.S. AND FOREIGN COMPANIES. A company is considered to be a foreign company if it satisfies at least one of the following criteria:


--------------------------------------------------------------------------------

OUR INVESTMENT STRATEGY

In deciding which securities to buy, we use a growth investment style. That is, we look for companies that we believe are undervalued and/or will grow faster-- and earn better profits-- than other companies. We also look for companies with strong competitive advantages, effective research, product development, strong management and financial strength. We consider selling a security when the conditions for growth are no longer present or begin to change, the price of the security reaches the level we expected, or when the security falls short of our expectations.

--------------------------------------------------------------------------------


> its securities are traded principally on stock exchanges in one or more foreign countries;

> it derives 50% or more of its total revenue from goods produced, sales made or services performed in one or more foreign countries;

>  it maintains 50% or more of its assets in one or more foreign countries;

>  it is organized under the laws of a foreign country; or

>  its principal executive office is located in a foreign country.

While we make every effort to achieve our objective, we can't guarantee success.

While the Series may invest in companies of any size, in the past we have invested, and we currently intend to invest, primarily in medium-size and large companies, which means companies with a MARKET CAPITALIZATION of $1 billion or more (market capitalization is the price per share times the number of outstanding shares). Geographically, we intend to have investments in at least four developed countries, including the U.S. We may invest in stock markets and countries around the world, including countries in the Pacific Basin (like Japan and Australia), Western Europe (like the United Kingdom and Germany) and North America (like the U.S. and Canada).

     From time to time, on a temporary basis, we may invest up to 65% of the Series' total assets in just one country, and under unusual market conditions, we may temporarily invest all of our assets in U.S. equities. During that period we may not be able to achieve our investment objectives.


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6    Prudential Global Growth Fund                     [GRAPHIC]  (800) 225-1852

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HOW THE SERIES INVESTS
--------------------------------------------------------------------------------


     In selecting securities for the Series, we use a bottom-up approach based on a company's growth potential, and we focus the Series' portfolio on companies that have one or more of the following characteristics:

>  prospects for above-average earnings growth per share;

>  high return on invested capital;

>  healthy balance sheets;

>  sound financial and accounting policies and overall financial strength;

>  strong competitive advantages;

>  effective research and product development and marketing;

>  efficient service;

>  pricing flexibility;

>  strength of management; and

> general operating characteristics that will allow the companies to compete successfully in their marketplace.

     Generally, we consider selling a security when the security no longer displays the conditions for growth, is no longer undervalued, or falls short of expectations.

     For more information, see "Investment Risks" and the Statement of Additional Information, "Description of the Series, Their Investments and Risks." The Statement of Additional Information--which we refer to as the SAI--contains additional information about the Series. To obtain a copy, see the back cover page of this prospectus.

     The Series' investment objective is a fundamental policy that cannot be changed without shareholder approval. The Fund's Board of Directors can change investment policies that are not fundamental.

OTHER INVESTMENTS AND STRATEGIES

While the Series invests primarily in common stock, preferred stock and other equity-related securities, it may invest in other securities or use certain investment strategies to increase returns or protect its assets if market conditions warrant.

EQUITY-RELATED SECURITIES

These include common stock, preferred stock or securities that may be converted to or exchanged for common stock--known as convertible securities--like rights and warrants. The Series may also invest in American Depositary Receipts (ADRs), which are certificates--usually issued by a U.S. bank or trust company--that represent an equity investment in a foreign


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
HOW THE SERIES INVESTS
--------------------------------------------------------------------------------


company or some other foreign issuer. ADRs are valued in U.S. dollars. We consider ADRs to be equity-related securities.

     The Series may participate in the initial public offering (IPO) market. IPO investments may increase the Series' total returns. As the Series' assets grow, the impact of IPO investments will decline, which may reduce the Series' total returns.

MONEY MARKET INSTRUMENTS, BONDS AND OTHER FIXED-INCOME SECURITIES

Money market instruments and bonds are known as FIXED-INCOME SECURITIES because issuers of these securities are obligated to pay interest and principal. Typically, fixed-income securities don't increase or decrease in value in relation to an issuer's financial condition or business prospects as stocks may, although their value does fluctuate inversely to changes in interest rates generally and directly in relation to their perceived credit quality. Corporations and governments issue MONEY MARKET INSTRUMENTS and BONDS to raise money. The Series may buy obligations of companies, foreign countries or the U.S. government. Money market instruments include the commercial paper and short-term obligations of foreign and domestic corporations, banks and governments and their agencies.

     If we believe it is necessary, we may temporarily invest 100% of the Series' assets in money market instruments. Investing heavily in these securities limits our ability to achieve capital appreciation, but may help to preserve the Series' assets when global or international markets are unstable.

     Generally, the Series will purchase only "INVESTMENT-GRADE" commercial paper and bonds. This means the commercial paper and bonds have received one of the four highest quality ratings determined by Moody's Investors Service, (Moody's), or Standard & Poor's Ratings Group (S&P), or one of the other nationally recognized statistical rating organizations (NRSROs). On occasion, the Series may buy instruments that are not rated, but that are of comparable quality to the investment-grade bonds described above. For more information about bonds and bond ratings, see the SAI, "Appendix I, Description of Security Ratings."

REPURCHASE AGREEMENTS

The Series may also use REPURCHASE AGREEMENTS, where a party agrees to sell a security to the Series and then repurchase it at an agreed-upon price at a stated time. This creates a fixed return for the Series.


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8    Prudential Global Growth Fund                     [GRAPHIC]  (800) 225-1852

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HOW THE SERIES INVESTS
--------------------------------------------------------------------------------


DERIVATIVE STRATEGIES

We may use a number of alternative DERIVATIVE STRATEGIES to try to improve the Series' returns or protect its assets, although we cannot guarantee these strategies will work, that the instruments necessary to implement these strategies will be available or that the Series will not lose money. Derivatives--such as futures, options, foreign currency forward contracts and options on futures--involve costs and can be volatile. With derivatives, the investment adviser tries to predict whether the underlying investment, a security, market index, currency, interest rate or some other asset, rate or index, will go up or down at some future date. We may use derivatives to try to reduce risk or to increase return, taking into account the Series' overall investment objective. The investment adviser will consider other factors (such as cost) in deciding whether to employ any particular strategy or use any particular instrument. Any derivatives we may use may not match or correspond exactly with the Series' actual portfolio holdings. In particular this will be the case when we use derivatives for return enhancement.

OPTIONS

The Series may purchase and sell put and call options on equity securities, stock indices and foreign currencies that are traded on U.S. or foreign securities exchanges, on Nasdaq or in the over-the-counter market. An option is the right to buy or sell securities or currencies in exchange for a premium. The Series will sell only covered options. Covered options are described in our SAI under "Description of the Series, Their Investments and Risks--Hedging and Return Enhancement Strategies."

FUTURES CONTRACTS AND RELATED OPTIONS, FOREIGN CURRENCY
FORWARD CONTRACTS

The Series may purchase and sell stock and bond index futures contracts and related options on stock and bond index futures. The Series also may purchase and sell futures contracts on foreign currencies and related options on foreign currency futures contracts. A futures contract is an exchange-traded agreement to buy or sell a set quantity of an underlying product at a future date or to make or receive a cash payment based on the value of a securities index on a stipulated future date. The Series may also enter into foreign currency forward contracts to protect the value of its assets against future changes in the level of foreign exchange rates. A foreign currency forward contract is an over-the-counter obligation to buy or sell a given currency on a future date at a set price.


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                                                                               9

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HOW THE SERIES INVESTS
--------------------------------------------------------------------------------


     For more information about these strategies, see the SAI, "Description of the Series, Their Investments and Risks--Hedging and Return Enhancement Strategies."

ADDITIONAL STRATEGIES

The Series follows certain policies when it BORROWS MONEY (the Series can borrow up to 20% of the value of its total assets); LENDS ITS SECURITIES to others (the Series will not lend more than 30% of the value of its total assets, which for this purpose includes the value of any collateral received in the transaction); and holds ILLIQUID SECURITIES (the Series may hold up to 15% of its net assets in illiquid securities, including restricted securities with legal or contractual restrictions, those without a readily available market and repurchase agreements with maturities longer than seven days). The Series is subject to certain investment restrictions that are fundamental policies, which means they cannot be changed without shareholder approval. For more information about these restrictions, see "Investment Restrictions" the SAI.







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10   Prudential Global Growth Fund                     [GRAPHIC]  (800) 225-1852

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HOW THE SERIES INVESTS
--------------------------------------------------------------------------------


INVESTMENT RISKS

As noted previously, all investments involve risk, and investing in the Series is no exception. This chart outlines the key risks and potential rewards of the principal investments the Series may make. See, too, "Description of the Series, Their Investments and Risks" in the SAI.

  INVESTMENT TYPE
  % OF SERIES' TOTAL ASSETS      RISKS                      POTENTIAL REWARDS
--------------------------------------------------------------------------------
  FOREIGN SECURITIES IN       >  Foreign markets,        >  Investors can
  GENERAL                        economies and              participate
                                 political systems,         in the growth of
  UP TO 100%                     particularly those         foreign markets
                                 in developing              through investments
  UP TO 65% IN ONE COUNTRY       countries, may not         in companies
  ON A TEMPORARY BASIS           be as stable as in         operating  in those
                                 the U.S.                   markets

                              >  Currency                >  Opportunities for
                                 risk--changing             diversification
                                 values of foreign
                                 currencies

                              >  May be less liquid
                                 than U.S. stocks
                                 and bonds

                              >  Differences in
                                 foreign laws,
                                 accounting
                                 standards and
                                 public information
                                 and custody and
                                 settlement practices

                              >  Investment in
                                 emerging markets
                                 securities are
                                 subject to greater
                                 volatility and
                                 price declines

--------------------------------------------------------------------------------
  COMMON STOCKS AND           >  Individual stocks       >  Historically,
  OTHER EQUITY-RELATED           could lose value           stocks have
  SECURITIES                                                outperformed other
                              >  The equity markets         investments over
  AT LEAST 65%; UP TO 100%       could go down,             the long term
                                 resulting in a
  UP TO 100% IN U.S.             decline in value of     >  Generally, economic
  EQUITIES ON A TEMPORARY        the Series                 growth leads to
  BASIS                          investments                higher corporate
                                                            profits, which leads
                              >  Companies that pay         to an increase
                                 dividends may not          in stock prices,
                                 do so if they don't        known as capital
                                 have profits or            appreciation
                                 adequate cash flow
                                                         >  May be a source of
                              >  Changes in economic        dividend income
                                 or political
                                 conditions,
                                 both domestic and
                                 international, may
                                 result in a decline
                                 in value of the
                                 Series' investments
--------------------------------------------------------------------------------


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                                                                              11

--------------------------------------------------------------------------------
HOW THE SERIES INVESTS
--------------------------------------------------------------------------------


  INVESTMENT TYPE (CONT'D)
  % OF SERIES' TOTAL ASSETS      RISKS                      POTENTIAL REWARDS
-------------------------------------------------------------------------------
                              >  Credit risk--the        >  A source of regular
  INVESTMENT-GRADE BONDS         risk that the              interest income
                                 borrower can't pay
  UP TO 35%                      back the money          >  Generally more
                                 borrowed or make           secure than stock
                                 interest payments          since companies must
                                                            pay their debts
                              >  Market risk--the           before they pay
                                 risk that bonds or         dividends.
                                 other debt
                                 instruments may
                                 lose value in the
                                 market because
                                 interest rates
                                 change or there is
                                 a lack of confidence
                                 in the borrower

--------------------------------------------------------------------------------

  DERIVATIVES                 >  The value of            >  Derivatives could
                                 derivatives (such as       make money and
  PERCENTAGE VARIES              futures and options)       protect against
                                 that are used to           losses if the
                                 hedge a portfolio          investment analysis
                                 security is                proves correct
                                 determined
                                 independently from      >  Derivatives that
                                 that security and          involve leverage
                                 could result in a          could generate
                                 loss to the Series         substantial gains at
                                 when the price             low cost
                                 movement of a
                                 derivative used as a    >  One way to manage
                                 hedge does not             the Series'
                                 correlate with a           risk/return balance
                                 change in the value        is by locking in the
                                 of the portfolio           value of an
                                 security.                  investment ahead of
                                                            time
                              >  Derivatives, such as
                                 futures, options and
                                 foreign currency
                                 forward contracts,
                                 may not have the
                                 effects intended and
                                 may result in losses
                                 or missed
                                 opportunities

                              >  The other party to a
                                 derivatives contract
                                 could default

                              >  Derivatives can
                                 increase share price
                                 volatility and those
                                 that involve
                                 leverage could
                                 magnify losses

                              >  Certain types of
                                 derivatives involve
                                 costs that can
                                 reduce returns

--------------------------------------------------------------------------------

                              >  May be difficult to     >  May offer a more
  ILLIQUID SECURITIES            value precisely            attractive yield or
                                                            potential for growth
  UP TO 15% OF NET ASSETS     >  May be difficult to        than more widely
                                 sell at the time or        traded securities
                                 place desired
--------------------------------------------------------------------------------
                              >  Limits potential        >  May preserve the
  MONEY MARKET INSTRUMENTS       for capital                Series' assets
                                 appreciation and
  UP TO 100% ON A                achieving our
  TEMPORARY BASIS                objective

                              >  See credit risk and
                                 market risk under
                                 the heading
                                "Investment-grade
                                 bonds" above.
--------------------------------------------------------------------------------


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12  Prudential Global Growth Fund                      [GRAPHIC]  (800) 225-1852

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HOW THE SERIES IS MANAGED
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BOARD OF DIRECTORS

The Fund's Board of Directors oversees the actions of the Manager, Investment Adviser and Distributor and decides on general policies. The Board also oversees the Fund's officers, who conduct and supervise the daily business operations of the Series.

MANAGER

PRUDENTIAL INVESTMENTS FUND MANAGEMENT LLC (PIFM)
GATEWAY CENTER THREE, 100 MULBERRY STREET
NEWARK, NEW JERSEY 07102-4077

Under a management agreement with the Fund, PIFM manages the Fund's investment operations and administers its business affairs. PIFM also is responsible for supervising the Series investment adviser. For the fiscal year ended October 31, 2000, the Series paid management fees of .75% of the average daily net assets of the Series.

     PIFM and its predecessors have served as manager or administrator to investment companies since 1987.

     As of January 31, 2001, PIFM served as the Manager to all 43 of the Prudential Mutual Funds, and as Manager or administrator to 20 closed-end investment companies, with aggregate assets of approximately $109 billion.

     The Board of Directors approved a proposal under which the Board may authorize Prudential Investments Fund Management LLC (PIFM or the Manager), subject to certain conditions, to enter into or amend subadvisory agreements without obtaining further shareholder approval. One of the conditions is that shareholders must first approve the grant of this ongoing authority to the Board of Directors. The implementation of this proposal also is conditioned upon the receipt of exemptive relief from the Securities and Exchange Commission (Commission).

     Subject to the satisfaction of these two conditions, which cannot be assured, the Manager would be permitted, with Board approval, to employ new subadvisers for a Series (including subadvisers affiliated with PIFM), change the terms of a Series' subadvisory agreements or enter into new subadvisory agreements with existing subadvisers. Shareholders of a Series would continue to have the right to terminate a subadvisory agreement for a Series at any time by a vote of the majority of the outstanding voting securities of the Series. Shareholders would be notified of any subadviser changes or other material amendments to subadvisory agreements that occur under these arrangements.

     The Board of Directors also approved a proposed new management contract with PIFM. If shareholders approve this new contract, PIFM would be


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                                                                             13

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HOW THE SERIES IS MANAGED
--------------------------------------------------------------------------------

permitted to allocate and reallocate a Series' assets among the Series' subadvisors, including The Prudential Investment Corporation (PIC), Jennison Associates LLC (Jennison) and unaffiliated subadvisers, without obtaining further shareholder approval.

INVESTMENT ADVISER

From the Series' inception to October 1, 2000, PIC, served as the Fund's investment adviser. PIC's address is Prudential Plaza, 751 Broad Street, Newark, NJ 07102.

     On October 2, 2000, PIFM retained JENNISON, a subsidiary; of PIC, to serve as the Series' investment adviser pursuant to an interim subadvisory agreement until March 2, 2000. Jennison's address is 466 is 466 Lexington Avenue, New York, NY 10017. As of December 31, 2000, Jennison managed approximately $87 billion in assets. Jennison has served as an investment adviser to investment companies since 1990.

     From March 3, 2001 until a new subadvisory agreement is approved by the Series' shareholders, and in addition to the investment management services described above, PIFM will provide investment advisory services to the Fund. During the same period, Jennison will provide general economic and consulting services to the Series. PIFM has agreed to reimburse Jennison for its costs and expenses for providing economic and consulting services to the Series out of PIFM's fee from the Series.

     The Fund's Board of Directors has approved a new subadvisory agreement (the proposed agreement) with JENNISON. The Board has scheduled a shareholder meeting to vote on the proposed agreement for March 28, 2001.

     PIFM has responsibility for all investment advisory services and supervises the Series' subadviser, if any.

PORTFOLIO MANAGERS

The Series is co-managed by DANIEL J. DUANE, CFA and MICHELLE PICKER, FSA.

     Mr. Duane has been a Managing Director of Jennison since October 2000, a Managing Director of PIC since 1993 and has managed or co-managed the Series since 1991. He also has served as a Vice President of PIFM since February 2001. He holds a Chartered Financial Anyalyst (CFA) designation.


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HOW THE SERIES IS MANAGED
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     Ms. Picker has been a Vice President of Jennison since October 2000 and previously served in a similar capacity with PIC. She has co-managed the Series since October 1997. She also has served as a Vice President of PIFM since February 2001. She also holds a CFA designation.

DISTRIBUTOR

Prudential Investment Management Services LLC (PIMS) distributes the Series' shares under a Distribution Agreement with the Series. The Series has Distribution and Service Plans pursuant to Rule 12b-1 under the Investment Company Act. Under the Plans and the Distribution Agreement, PIMS pays the expenses of distributing the Series' Class A, B, C and Z shares, and provides certain shareholder support services. The Series pays distribution and other fees to PIMS as compensation for its services for each class of shares, other than Class Z. These fees--known as 12b-1 fees--are shown in the "Fees and Expenses" tables.


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                                                                             15
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SERIES DISTRIBUTIONS AND TAX ISSUES
--------------------------------------------------------------------------------

Investors who buy shares of the Series should be aware of some important tax issues. For example, the Series distributes DIVIDENDS of ordinary income and distributes realized net CAPITAL GAINS, if any, to shareholders. These distributions are subject to taxes, unless you hold your shares in a 401(k) plan, an Individual Retirement Account (IRA) or some other qualified tax-deferred plan or account. Dividends and distributions from the Series may also be subject to state and local income taxes.

     Also, if you sell shares of the Series for a profit, you may have to pay capital gains taxes on the amount of your profit, again unless you hold your shares in a qualified tax-deferred plan or account.

     The following briefly discusses some of the important federal tax issues you should be aware of, but is not meant to be tax advice. For tax advice, please speak with your tax adviser.

DISTRIBUTIONS

The Series distributes DIVIDENDS of any net investment income to shareholders, typically once a year. For example, if the Series owns ACME Corp. stock and the stock pays a dividend, the Series will pay out a portion of this dividend to its shareholders, assuming the Series' income is more than its costs and expenses. The dividends you receive from the Series will be taxed as ordinary income, whether or not they are reinvested in the Series.

     The Series also distributes realized net CAPITAL GAINS to shareholders-- typically once a year. Capital gains are generated when the Series sells its assets for a profit. For example, if the Series bought 100 shares of ACME Corp. stock for a total of $1,000 and more than one year later sold the shares for a total of $1,500, the Series has net long-term capital gains of $500, which it will pass on to shareholders (assuming the Series' total gains are greater than any losses it may have). Capital gains are taxed differently depending on how long the Series holds the security--if a security is held more than one year before it is sold, LONG-TERM capital gains are taxed at the rate of 20%, but if the security is held one year or less, SHORT-TERM capital gains are taxed at rates up to 39.6%. Different rates apply to corporate shareholders.

     For your convenience, Series distributions of dividends and capital gains are AUTOMATICALLY REINVESTED in the Series without any sales charge. If you ask us to pay the distributions in cash, we will wire the distribution to your bank account instead of purchasing more shares of the Series. Either way, the distributions will be subject to taxes, unless your shares are held in a qualified or


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SERIES DISTRIBUTIONS AND TAX ISSUES
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tax-deferred plan or account. For more information about automatic reinvestment and other shareholder services, see "Step 4: Additional Shareholder Services" in the next section.

TAX ISSUES
FORM 1099

Every year, you will receive a Form 1099, which reports the amount of dividends and capital gains we distributed to you during the prior year. If you own shares of the Series as part of a qualified or tax-deferred plan or account, your taxes are deferred, so you will not receive a Form 1099. However, you will receive a Form 1099 when you take any distributions from your qualified or tax-deferred plan or account.

     Series distributions are generally taxable to you in the year they are received, except when we declare certain dividends in October, November or December of a calendar year and actually pay them in January of the following year. In such cases, the dividends are treated as if they were paid on December 31 of the prior year. Corporate shareholders generally are eligible for the 70% dividends--received deduction for certain dividends.

WITHHOLDING TAXES

If federal tax law requires you to provide the Series with your tax identification number and certifications as to your tax status, and you fail to do this, or if you are otherwise subject to backup withholding, we will withhold and pay to the U.S. Treasury 31% of your distributions and sale proceeds. Dividends of net investment income and short-term capital gains paid to a nonresident foreign shareholder generally will be subject to a U.S. withholding tax of 30%. This rate may be lower, depending on any tax treaty the U.S. may have with the shareholder's country.

IF YOU PURCHASE JUST BEFORE RECORD DATE

If you buy shares of the Series just before the record date (the date that determines who receives the distribution), that distribution will be paid to you. As explained above, the distribution may be subject to income or capital gains taxes. You may think you've done well, since you bought shares one day and soon thereafter received a distribution. That is not so because when dividends are paid out, the value of each share of the Series decreases by the amount of the dividend to reflect the payout, although this may not be apparent because


--------------------------------------------------------------------------------
                                                                             17
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SERIES DISTRIBUTIONS AND TAX ISSUES
--------------------------------------------------------------------------------

the value of each share of the Series also will be affected by the market changes, if any. The distribution you receive makes up for the decrease in share value. However, the timing of your purchase does mean that part of your investment came back to you as taxable income.

QUALIFIED OR TAX-DEFERRED RETIREMENT PLANS

Retirement plans and accounts allow you to defer paying taxes on investment income and capital gains. Contributions to these plans may also be tax deductible, although distributions from these plans generally are taxable. In the case of Roth IRA accounts, contributions are not tax deductible, but distributions from the plan may be tax free. Please contact your financial adviser for information on a variety of retirement plans offered by The Prudential Insurance Company of America.

IF YOU SELL OR EXCHANGE YOUR SHARES

If you sell any shares of the Series for a profit, you have realized a capital gain, which is subject to tax unless you hold shares in a qualified tax-deferred plan or account. The amount of tax you pay depends on how long you owned your shares. If you sell shares of the Series for a loss, you may have a capital loss, which you may use to offset certain capital gains you have.

[GRAPHIC OMITTED]

     If you sell shares and realize a loss, you will not be permitted to use the loss to the extent you replace the shares (including pursuant to the reinvestment of a dividend) within a 61-day period (beginning 30 days before the sale of the shares). If you acquire shares of the Series and sell your shares within 90 days, you may not be allowed to include certain charges incurred in acquiring the shares for purposes of calculating gain or loss realized upon the sale of the shares.

     Exchanging your shares of the Series for the shares of another Prudential Mutual Fund is considered a sale for tax purposes. In other words, it's a "taxable event." Therefore, if the shares you exchanged have increased in value since you purchased them, you have capital gains, which are subject to the taxes described above.


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18    PRUDENTIAL GLOBAL GROWTH FUND                    [GRAPHIC]  (800) 225-1852


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SERIES DISTRIBUTIONS AND TAX ISSUES
--------------------------------------------------------------------------------

     Any gain or loss you may have from selling or exchanging Series shares will not be reported on Form 1099. However, proceeds from the sale or exchange will be reported on Form 1099-B. Therefore, unless you hold your shares in a qualified tax-deferred plan or account, you or your financial adviser should keep track of the dates on which you buy and sell--or exchange--Series shares, as well as the amount of any gain or loss on each transaction. For tax advice, please see your tax adviser.

AUTOMATIC CONVERSION OF CLASS B SHARES

We have obtained a legal opinion that the conversion of Class B shares into Class A shares--which happens automatically approximately seven years after purchase--is not a "taxable event" because it does not involve an actual sale of your Class B shares. This opinion, however, is not binding on the IRS. For more information about the automatic conversion of Class B shares, see "Class B Shares Convert to Class A Shares After Approximately Seven Years" in the next section.


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                                                                             19

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HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE SERIES
--------------------------------------------------------------------------------

HOW TO BUY SHARES

STEP 1: OPEN AN ACCOUNT

If you don't have an account with us or a securities firm that is permitted to buy or sell shares of the Series for you, call Prudential Mutual Fund Services LLC (PMFS) at (800) 225-1852 or contact:

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: INVESTMENT SERVICES
P.O. BOX 8179
PHILADELPHIA, PA 19101-8179

     You may purchase shares by check or wire. We do not accept cash or money orders. To purchase by wire, call the number above to obtain an application. After PMFS receives your completed application, you will receive an account number. For additional information about purchasing shares of the Series, see the back cover page of this prospectus. We have the right to reject any purchase order (including an exchange into the Series) or suspend or modify the Series' sale of its shares.

STEP 2: CHOOSE A SHARE CLASS

Individual investors can choose among Class A, Class B, Class C, and Class Z shares of the Series, although Class Z shares are available only to a limited group of investors.

     Multiple share classes let you choose a cost structure that better meets your needs. With Class A shares, you pay the sales charge at the time of purchase, but the operating expenses each year are lower than the expenses of Class B and Class C shares. With Class B shares, you only pay a sales charge if you sell your shares within six years (that is why it is called a Contingent Deferred Sales Charge, or CDSC), but the operating expenses each year are higher than the Class A share expenses. With Class C shares, you pay a 1% front-end sales charge and a 1% CDSC if you sell within 18 months of purchase, but the operating expenses are also higher than the expenses for Class A shares.

     When choosing a share class, you should consider the following:

     >    The amount of your investment

     > The length of time you expect to hold the shares and the impact of the varying distribution fees. Over time, the fees will increase the cost of your investment and may cost you more than paying other types of sales charges.


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     >    The different sales charges that apply to each share class--Class A's front-end sales charge vs. Class B's CDSC vs. Class C's low front-end sales charge and low CDSC

     >    Whether you qualify for any reduction or waiver of sales charges

     > The fact that Class B shares automatically convert to Class A shares approximately seven years after purchase

     >    Whether you qualify to purchase Class Z shares

    See "How to Sell Your Shares" for a description of the impact of CDSCs.

SHARE CLASS COMPARISON. Use this chart to help you compare the Series' different share classes. The discussion following this chart will tell you whether you are entitled to a reduction or waiver of any sales charges.

---------------------------------------------------------------------------------
                            Class A        Class B        Class C         Class Z
---------------------------------------------------------------------------------
  Minimum purchase         $1,000          $1,000         $2,500           None
    amount (1)

  Minimum amount for       $100            $100           $100             None
    subsequent purchases
    (1)

  Maximum initial          5% of the       None           1% of the        None
    sales charge           public                         public
                           offering price                 offering price

  Contingent Deferred      None            If Sold        1% on sales      None
    Sales Charge (CDSC)(2)                 During:        made within
                                           Year 1    5%   18 months
                                           Year 2    4%   of purchase(2)
                                           Year 3    3%
                                           Year 4    2%
                                           Year 5/6  1%
                                           Year 7    0%

  Annual distribution       .30 of 1%      1%             1%               None
    and service (12b-1)     (.25 of 1%
    fees (shown as a        currently)
    percentage of average
    net assets) (3)
--------------------------------------------------------------------------------

(1) THE MINIMUM INITIAL INVESTMENT REQUIREMENTS DO NOT APPLY TO CERTAIN RETIREMENT AND EMPLOYEE SAVINGS PLANS AND CUSTODIAL ACCOUNTS FOR MINORS. THE MINIMUM INVESTMENT FOR PURCHASES MADE THROUGH THE AUTOMATIC INVESTMENT PLAN IS $50. FOR MORE INFORMATION, SEE "ADDITIONAL SHAREHOLDER SERVICES-- AUTOMATIC INVESTMENT PLAN."

(2) FOR MORE INFORMATION ABOUT THE CDSC AND HOW IT IS CALCULATED, SEE "CONTINGENT DEFERRED SALES CHARGES (CDSC)."

(3) THESE DISTRIBUTION AND SERVICE FEES ARE PAID FROM THE SERIES' ASSETS ON A CONTINUOUS BASIS. THE SERVICE FEE FOR EACH OF CLASS A, CLASS B AND CLASS C SHARES IS .25 OF 1%. THE DISTRIBUTION FEE FOR CLASS A SHARES IS LIMITED TO .30 OF 1% (INCLUDING THE .25 OF 1% SERVICE FEE) AND IS .75 OF 1% FOR EACH OF CLASS B AND CLASS C SHARES. FOR THE FISCAL YEAR ENDING OCTOBER 31, 2000, THE DISTRIBUTOR OF THE SERIES HAS CONTRACTUALLY AGREED TO REDUCE ITS DISTRIBUTION AND SERVICE (12b-1) FEES FOR CLASS A SHARES TO .25 OF 1% OF THE AVERAGE DAILY NET ASSETS OF THE CLASS A SHARES.


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                                                                             21
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HOW TO BUY, SELL AND
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REDUCING OR WAIVING CLASS A'S INITIAL SALES CHARGE

The following describes the different ways investors can reduce or avoid paying Class A's initial sales charge.

INCREASE THE AMOUNT OF YOUR INVESTMENT. You can reduce Class A's sales charge by increasing the amount of your investment. This table shows how the sales charge decreases as the amount of your investment increases.

--------------------------------------------------------------------------------
                            SALES CHARGE AS %      SALES CHARGE AS %     DEALER
  AMOUNT OF PURCHASE        OF OFFERING PRICE     OF AMOUNT INVESTED  ALLOWANCE
--------------------------------------------------------------------------------
  Less than $25,000              5.00%                  5.26%            4.75%
  $25,000 to $49,999             4.50%                  4.71%            4.25%
  $50,000 to $99,999             4.00%                  4.17%            3.75%
  $100,000 to $249,999           3.25%                  3.36%            3.00%
  $250,000 to $499,999           2.50%                  2.56%            2.40%
  $500,000 to $999,999           2.00%                  2.04%            1.90%
  $1 million and above*           None                   None             None
--------------------------------------------------------------------------------

* IF YOU INVEST $1 MILLION OR MORE, YOU CAN BUY ONLY CLASS A SHARES, UNLESS YOU QUALIFY TO BUY CLASS Z SHARES.


     To satisfy the purchase amounts above, you can

     >    Invest with a group of investors who are related to you;

     > Buy the Class A shares of two or more Prudential Mutual Funds at the same time;

     > Use your RIGHTS OF ACCUMULATION, which allow you to combine the current value of Prudential Mutual Fund shares you already own (excluding money market funds not acquired through the exchange privilege) with the value of the shares you are purchasing for purposes of determining the applicable sales charge (Note: you must notify the Transfer Agent if you qualify for Rights of Accumulation); or

     > Sign a LETTER OF INTENT, stating in writing that you or a group of investors will invest a specific dollar amount in the Series or other Prudential mutual funds within 13 months.

     The Distributor may reallow Class A's sales charge to dealers.

BENEFIT PLANS. Certain group retirement and savings plans may purchase Class A shares without the initial sales charge if they meet the required minimum for amount of assets, average account balance or number of eligible employees. For more information about these requirements, call Prudential at (800) 353-2847.


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HOW TO BUY, SELL AND
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MUTUAL SERIES PROGRAMS. The initial sales charge will be waived for investors in certain programs sponsored by broker-dealers, investment advisers and financial planners who have agreements with Prudential Investments Advisory Group relating to:

     > Mutual fund "wrap" or asset allocation program, where the sponsor places fund trades and charges its clients a management, consulting or other fee for its services, or

     > Mutual fund "supermarket" programs where the sponsor links its clients' accounts to a master account in the sponsor's name and the sponsor charges a fee for its services.

     Broker-dealers, investment advisers or financial planners sponsoring these mutual fund programs may offer their clients more than one class of shares in the Series in connection with different pricing options for their programs. Investors should consider carefully any separate transaction and other fees charged by these programs in connection with investing in each available share class before selecting a share class.

OTHER TYPES OF INVESTORS. Other investors pay no sales charges, including certain officers, employees or agents of Prudential and its affiliates, Prudential Mutual Funds, the subadvisers of the Prudential Mutual Funds and clients of brokers that have entered into a selected dealer agreement with the Distributor. To qualify for a reduction or waiver of the sales charge, you must notify the Transfer Agent or your broker at the time of purchase. For more information about reducing or eliminating Class A's sales charge, see the SAI, "Purchase, Redemption and Pricing of Series Shares--Reduction and Waiver of Initial Sales Charges--Class A Shares."

WAIVING CLASS C'S INITIAL SALES CHARGE

BENEFIT PLANS. Certain group retirements plans may purchase Class C shares without the initial sales charge. For more information, call Prudential at
(800) 353-2847.

INVESTMENT OF REDEMPTION PROCEEDS FROM OTHER INVESTMENT COMPANIES. The initial sales charge will be waived for purchases of Class C shares if the purchase is made with money from the redemption of shares of any unaffiliated investment company, as long as the shares were not held in an account at Prudential Securities Incorporated or one of its affiliates. These purchases must be made within 60 days of the redemption. To qualify for this waiver, you must:

     >    purchase your shares through an account at Prudential Securities;


--------------------------------------------------------------------------------
                                                                             23
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HOW TO BUY, SELL AND
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--------------------------------------------------------------------------------

     > purchase your shares through an ADVANTAGE Account or an Investor Account with Pruco Securities Corporation; or

     >    purchase your shares through other brokers.

     The waiver is not available to investors who purchase shares directly from the Transfer Agent. If you are entitled to the waiver, you must notify your broker who may require any supporting documents it considers appropriate.

QUALIFYING FOR CLASS Z SHARES

BENEFIT PLANS. Certain group retirement plans may purchase Class Z shares if they meet the required minimum for amount of assets, average account balance or number of eligible employees. For more information about these requirements, call Prudential at (800) 353-2847.

MUTUAL FUND PROGRAMS. Class Z shares also can be purchased by participants in any fee-based program or trust program sponsored by Prudential or an affiliate that includes the Series as an available option. Class Z shares also can be purchased by investors in certain programs sponsored by broker-dealers, investment advisers and financial planners who have agreements with Prudential Investments Advisory Group relating to:

     > Mutual fund "wrap" or asset allocation programs where the sponsor places fund trades, links its clients' accounts to a master account in the sponsor's name and charges its clients a management, consulting or other fee for its services, or

     > Mutual fund "supermarket" programs, where the sponsor links its clients' accounts to a master account in the sponsor's name and the sponsor charges a fee for its services.

     Broker-dealers, investment advisers or financial planners sponsoring these mutual fund programs may offer their clients more than one class of shares in the Series in connection with different pricing options for their programs. Investors should consider carefully any separate transaction and other fees charged by these programs in connection with investing in each available share class before selecting a share class.

OTHER TYPES OF INVESTORS. Class Z shares also can be purchased by any of the following:

     > Certain participants in the MEDLEY Program (group variable annuity contracts) sponsored by Prudential for whom Class Z shares of the Prudential mutual funds are an available option,


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HOW TO BUY, SELL AND
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--------------------------------------------------------------------------------

     > Current and former Directors/Trustees of the Prudential Mutual Funds (including the Series), and

     >    Prudential, with an investment of $10 million or more.

     In connection with the sales of shares, the Manager, the Distributor or one of their affiliates may pay brokers, financial advisers and other persons a commission of up to 4% of the purchase price for Class B shares, up to 2% of the purchase price for Class C shares and a finder's fee for Class A or Class Z shares from their own resources based on a percentage of the net asset value of shares sold or otherwise.

CLASS B SHARES CONVERT TO CLASS A SHARES AFTER APPROXIMATELY SEVEN YEARS

If you buy Class B shares and hold them for approximately seven years, we will automatically convert them into Class A shares without charge. At that time, we will also convert any Class B shares that you purchased with reinvested dividends and other distributions. Since the 12b-1 fees for Class A shares are lower than for Class B shares, converting to Class A shares lowers your Series expenses.

     When we do the conversion, you will get fewer Class A shares than the number of Class B shares converted if the price of the Class A shares is higher than the price of Class B shares. The total dollar value will be the same, so you will not have lost any money by getting fewer Class A shares. We do the conversions quarterly, not on the anniversary date of your purchase. For more information, see the SAI, "Purchase, Redemption and Pricing of Series Shares--Conversion Feature--Class B Shares."


--------------------------------------------------------------------------------
                                                                             25
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HOW TO BUY, SELL AND
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STEP 3: UNDERSTANDING THE PRICE YOU'LL PAY

The price you pay for each share of the Series is based on the share value. The share value of a mutual fund--known as the NET ASSET VALUE or NAV--is determined by a simple calculation--it's the total value of a fund (assets minus liabilities) divided by the total number of shares outstanding. For example, if the value of the investments held by fund XYZ (minus its liabilities) is $1,000 and there are 100 shares of fund XYZ owned by shareholders, the price of one share of the fund--or the NAV--is $10 ($1,000 divided by 100). Portfolio securities are valued based upon market quotations or, if not readily available, at fair value as determined in good faith under procedures established by the Fund's Board. Most national newspapers report the NAVs of most mutual funds, which allows investors to check the price of mutual funds daily.

------------------------------------------------------------
MUTUAL FUND SHARES

The NAV of mutual fund shares changes every day because the value of a fund's portfolio changes constantly. For example, if fund XYZ holds ACME Corp. stock in its portfolio and the price of ACME stock goes up, while the value of the fund's other holdings remains the same and expenses don't change, the NAV of fund XYZ will increase.
------------------------------------------------------------

     We determine the NAV of our shares once each business day at 4:15 p.m. New York time on days that the New York Stock Exchange (NYSE) is open for trading. The NYSE is closed on national holidays and Good Friday. Because the Series invests in foreign securities, its NAV can change on days when you cannot buy or sell shares. We do not determine NAV on days when we have not received any orders to purchase, sell or exchange Series shares, or when changes in the value of the Series' portfolio do not materially affect the NAV.

WHAT PRICE WILL YOU PAY FOR SHARES OF THE SERIES?

For Class A and Class C shares, you'll pay the public offering price, which is the NAV next determined after we receive your order to purchase, plus an initial sales charge (unless you're entitled to a waiver). For Class B and Class Z shares, you will pay the NAV next determined after we receive your order to purchase (remember, there are no up-front sales charges for these share classes). Your broker may charge a separate or additional fee for purchases of shares.


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STEP 4: ADDITIONAL SHAREHOLDER SERVICES

As a Series shareholder, you can take advantage of the following services and privileges:

AUTOMATIC REINVESTMENT. As we explained in the "Series Distributions and Tax Issues" section, the Series pays out--or distributes--its net investment income and capital gains to all shareholders. For your convenience, we will automatically reinvest your distributions in the Series at NAV without any sales charge. If you want your distributions paid in cash, you can indicate this preference on your application, notify your broker, or notify the Transfer Agent in writing (at the address below) at least five business days before the date we determine who receives dividends.

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: ACCOUNT MAINTENANCE
P.O. BOX 8159
PHILADELPHIA, PA 19101

AUTOMATIC INVESTMENT PLAN. You can make regular purchases of the Series for as little as $50 by having the funds automatically withdrawn from your bank or brokerage account at specified intervals.

RETIREMENT PLAN SERVICES. Prudential offers a wide variety of retirement plans for individuals and institutions, including large and small businesses. For information on IRAs, including Roth IRAs, or SEP-IRAs for a one-person business, please contact your financial adviser. If you are interested in opening a 401(k) or other company-sponsored retirement plan (SIMPLES, SEP plans, Keoghs, 403(b)(7) plans, pension and profit-sharing plans), your financial adviser will help you determine which retirement plan best meets your needs. Complete instructions about how to establish and maintain your plan and how to open accounts for you and your employees will be included in the retirement plan kit you receive in the mail.


--------------------------------------------------------------------------------
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--------------------------------------------------------------------------------

THE PRUTECTOR PROGRAM. Optional group term life insurance--which protects the value of your Prudential Mutual Fund investment for your beneficiaries against market declines--is available to investors who purchase their shares through Prudential. Eligible investors who apply for PruTector coverage after the initial 6-month enrollment period will need to provide satisfactory evidence of insurability. This insurance is subject to other restrictions and is not available in all states.

SYSTEMATIC WITHDRAWAL PLAN. A systematic withdrawal plan is available that will provide you with monthly, quarterly, semi-annual or annual redemption checks. Remember, the sale of Class B and Class C shares may be subject to a CDSC.

REPORTS TO SHAREHOLDERS. Every year we will send you an annual report (along with an updated prospectus) and a semi-annual report, which contain important financial information about the Series. To reduce Series expenses, we will send one annual shareholder report, one semi-annual shareholder report and one annual prospectus per household, unless you instruct us or your broker otherwise.


HOW TO SELL YOUR SHARES

You can sell your shares of the Series for cash (in the form of a check) at any time, subject to certain restrictions.

     When you sell shares of the Series--also known as REDEEMING your shares--the price you will receive will be the NAV next determined after the Transfer Agent, the Distributor or your broker receives your order to sell. If your broker holds your shares, he must receive your order to sell by 4:15 p.m., New York time, to process the sale on that day. Otherwise, contact:

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: REDEMPTION SERVICES
P.O. BOX 8149
PHILADELPHIA, PA 19101

     Generally, we will pay you for the shares that you sell within seven days after the Transfer Agent, the Distributor or your broker receives your sell order. If you hold shares through a broker, payment will be credited to your account. If you are selling shares you recently purchased with a check, we may delay sending you the proceeds until your check clears, which can take up to 10 days


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from the purchase date. You can avoid delay if you purchase shares by wire, certified check or cashier's check. Your broker may charge a separate or additional fee for purchases and sales of shares.

RESTRICTIONS ON SALES

There are certain times when you may not be able to sell shares of the Series, or when we may delay paying you the proceeds from a sale. As permitted by the Securities Exchange Commission, this may happen during unusual market conditions or emergencies when the Series can't determine the value of its assets or sell its holdings. For more information, see the SAI, "Purchase, Redemption and Pricing of Series Shares--Sale of Shares."

     If you are selling more than $100,000 of shares, you want the check sent to someone or some place that is not in our records or you are a business or a trust and you hold shares directly with the Transfer Agent, you may have to have the signature on your sell order signature guaranteed by an "eligible guarantor institution." An "eligible guarantor institution" includes any bank, broker-dealer or credit union. For more information, see the SAI, "Purchase, Redemption and Pricing of Series Shares--Sale of Shares."

CONTINGENT DEFERRED SALES CHARGES (CDSC)

If you sell Class B shares within six years of purchase or Class C shares within 18 months of purchase, you will have to pay a CDSC. To keep the CDSC as low as possible, we will sell amounts representing shares in the following order:

     > Amounts representing shares you purchased with reinvested dividends and distributions

     > Amounts representing shares that represent the increase in NAV above the total amount of payments for shares made during the past six years for Class B shares and 18 months for Class C shares

     > Amounts representing the cost of shares held beyond the CDSC period (six years for Class B shares and 18 months for Class C shares)

     Since shares that fall into any of the categories listed above are not subject to the CDSC, selling them first helps you to avoid--or at least minimize--the CDSC.

     Having sold the exempt shares first, if there are any remaining shares that are subject to the CDSC, we will apply the CDSC to amounts representing the cost of shares held for the longest period of time within the applicable CDSC period.


--------------------------------------------------------------------------------
                                                                            29


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HOW TO BUY, SELL AND
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     As we noted before in the "Share Class Comparison" chart, the CDSC for
Class B shares is 5% in the first year, 4% in the second, 3% in the third, 2% in the fourth and 1% in the fifth and sixth years. The rate decreases on the first day of the month following the anniversary date of your purchase, not on the anniversary date itself. The CDSC is 1% for Class C shares--which is applied to shares sold within 18 months of purchase. For both Class B and Class C shares, the CDSC is the lesser of the original purchase price or the redemption proceeds. For purposes of determining how long you've held your shares, all purchases during the month are grouped together and considered to have been made on the last day of the month.

     The holding period for purposes of determining the applicable CDSC will be calculated from the first day of the month after initial purchase, excluding any time shares were held in a money market fund.

WAIVER OF THE CDSC--CLASS B SHARES

The CDSC will be waived if the Class B shares are sold:

     > After a shareholder is deceased or disabled (or, in the case of a trust account, the death or disability of the grantor). This waiver applies to individual shareholders, as well as shares owned in joint tenancy, provided the shares were purchased before the death or disability;

     > To provide for certain distributions--made without IRS penalty--from a tax-deferred retirement plan, IRA, or Section 403(b) custodial account; and

     >    On certain sales from a Systematic Withdrawal Plan.

     For more information on the above and other waivers, see the SAI, "Purchase, Redemption and Pricing of Series Shares--Waiver of the Contingent Deferred Sales Charges--Class B Shares."

WAIVER OF THE CDSC--CLASS C SHARES

BENEFIT PLANS. The CDSC will be waived for redemptions by certain group retirement plans for which Prudential or brokers not affiliated with Prudential provide administrative or recordkeeping services. The CDSC will also be waived for certain redemptions by benefit plans sponsored by Prudential and its affiliates. For more information, call Prudential at (800) 353-2847.

REDEMPTION IN KIND

If the sales of Series shares you make during any 90-day period reach the lesser of $250,000 or 1% of the value of the Series' net assets, we can then give you


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securities from the Series' portfolio instead of cash. If you want to sell the securities for cash, you would have to pay the costs charged by a broker.

SMALL ACCOUNTS

If you make a sale that reduces your account value to less than $500, we may sell the rest of your shares (without charging any CDSC) and close your account. We would do this to minimize the Series' expenses paid by other shareholders. We will give you 60 days' notice, during which time you can purchase additional shares to avoid this action. This involuntary sale does not apply to shareholders who own their shares as part of a 401(k) plan, an IRA or some other qualified tax-deferred plan or account.

90-DAY REPURCHASE PRIVILEGE

After you redeem your shares, you have a 90-day period during which you may reinvest any of the redemption proceeds in shares of the same Series and account without paying an initial sales charge. Also, if you paid a CDSC when you redeemed your shares, we will credit your account with the appropriate number of shares to reflect the amount of the CDSC you paid. In order to take advantage of this one-time privilege, you must notify the Transfer Agent or your broker at the time of the repurchase. See the SAI, "Purchase, Redemption and Pricing of Series Shares--Sale of Shares."

RETIREMENT PLANS

To sell shares and receive a distribution from your retirement account, call your broker or the Transfer Agent for a distribution request form. There are special distribution and income tax withholding requirements for distributions from retirement plans and you must submit a withholding form with your request to avoid delay. If your retirement plan account is held for you by your employer or plan trustee, you must arrange for the distribution request to be signed and sent by the plan administrator or trustee. For additional information, see the SAI.

HOW TO EXCHANGE YOUR SHARES

You can exchange your shares of the Series for shares of the same class in certain other Prudential Mutual Funds--including certain money market funds--if you satisfy the minimum investment requirements. For example, you can exchange Class A shares of the Series for Class A shares of another Prudential Mutual Fund, but you can't exchange Class A shares for Class B, Class C or Class Z shares. Class B and C shares may not be exchanged into money market funds other than Special Money Market Fund, Inc. After an exchange, at redemption, the CDSC will be calculated from the first day of the


--------------------------------------------------------------------------------
                                                                            31

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HOW TO BUY, SELL AND
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--------------------------------------------------------------------------------

month after initial purchase, excluding any time shares were held in a money market fund. We may change the terms of the exchange privilege after giving you 60 days' notice.

     If you hold shares through a broker, you must exchange shares through your broker. Otherwise contact:

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: EXCHANGE PROCESSING
P.O. BOX 8157
PHILADELPHIA, PA 19101

     There is no sales charge for such exchanges. However, if you exchange-- and then sell--Class B shares within approximately six years of your original purchase or Class C shares within 18 months of your original purchase, you must still pay the applicable CDSC. If you have exchanged Class B or Class C shares into a money market fund, the time you hold the shares in the money market account will not be counted in calculating the required holding periods for CDSC liability.

     Remember, as we explained in the section entitled "Series Distributions and Tax Issues--If You Sell or Exchange Your Shares," exchanging shares is considered a sale for tax purposes. Therefore, if the shares you exchange are worth more than you paid for them, you may have to pay capital gains tax. For additional information about exchanging shares, see the SAI, "Shareholder Investment Account--Exchange Privilege."

     If you own Class B or Class C shares and qualify to purchase either Class A shares without paying an initial sales charge or Class Z shares, we will automatically exchange your Class B or Class C shares which are not subject to a CDSC for Class A or Class Z shares, as appropriate. We make such exchanges on a quarterly basis if you qualify for this exchange privilege. We have obtained a legal opinion that this exchange is not a "taxable event" for federal income tax purposes. This opinion is not binding on the IRS.

FREQUENT TRADING

Frequent trading of Series shares in response to short-term fluctuations in the market--also known as "market timing"--may make it very difficult to manage the Series' investments. Also when market timing occurs, the Series may have to sell portfolio securities to have the cash necessary to redeem the market timer's shares. This can happen at a time when it is not advantageous to sell any securities, so the Series' performance may be hurt. When large dollar amounts are involved, market timing can also make it difficult to use long-term


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investment strategies because we cannot predict how much cash the fund will have to invest. When, in our opinion, such activity would have a disruptive effect on portfolio management, the Series reserves the right to refuse purchase orders and exchanges into the Series by any person, group or commonly controlled accounts. The Series will notify a market timer of rejection of an exchange or purchase order. If the Series allows a market timer to trade Series shares, it may require the market timer to enter into a written agreement to follow certain procedures and limitations.

TELEPHONE REDEMPTIONS AND EXCHANGES

You may redeem or exchange your shares in any amount by calling the Fund at
(800) 225-1852 before 4:15 p.m., New York time. You will receive a redemption amount based on that day's NAV.

     The Fund's Transfer Agent will record your telephone instructions and request specific account information before redeeming or exchanging shares. The Fund will not be liable if it follows instructions that it reasonably believes are made by the shareholder. If the Fund does not follow reasonable procedures, it may be liable for losses due to unauthorized or fraudulent telephone instructions.

     In the event of drastic economic or market changes, you may have difficulty in redeeming or exchanging your shares by telephone. If this occurs, you should consider redeeming or exchanging your shares by mail or through your broker.

     The telephone redemption and exchange privileges may be modified or terminated at any time. If this occurs, you will receive a written notice from the Fund.

EXPEDITED REDEMPTION PRIVILEGE

If you have selected the Expedited Redemption Privilege, you may have your redemption proceeds sent directly to your bank account. Expedited redemption requests may be made by telephone or letter, must be received by the Fund prior to 4:15 p.m., New York time, to receive a redemption amount based on that day's NAV and are subject to the terms and conditions regarding the redemption of shares. For more information, see "Purchase, Redemption and Pricing of Fund Shares--Expedited Redemption Privilege" in the SAI. The Expedited Redemption Privilege may be modified or terminated at any time without notice.


--------------------------------------------------------------------------------
                                                                             33
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--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

The financial highlights below are intended to help you evaluate the financial performance of the Series for the past 5 years. The TOTAL RETURN in each chart represents the rate that a shareholder earned on an investment in that share class of the Series, assuming reinvestment of all dividends and other distributions. The information is for each share class for the periods indicated.

     A copy of the Fund's annual report is available, at no charge, as described on the back cover of this prospectus.


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FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------


PRUDENTIAL GLOBAL GROWTH FUND: CLASS A SHARES

The financial highlights for the four years ended October 31, 2000 were audited by PricewaterhouseCoopers LLP, independent accountants, and the financial highlights for the one year ended October 31, 1996 were audited by another independent auditor, whose report was unqualified.


--------------------------------------------------------------------------------------
 CLASS A SHARES (FISCAL YEAR ENDED 10-31)
 PER SHARE OPERATING
 PERFORMANCE                           2000(1)   1999(1)   1998(1)   1997      1996
--------------------------------------------------------------------------------------
 NET ASSET VALUE, BEGINNING OF
    YEAR                              $21.19    $16.16    $17.27    $16.62    $15.52

 INCOME FROM INVESTMENT OPERATIONS:

 Net investment loss (3)               (.09)     (.05)    (0.02)    (0.01)        --

 Net realized and unrealized gain
    on investment and foreign
    currency transactions               2.25      5.82       .82      1.96      1.83

 TOTAL FROM INVESTMENT OPERATIONS       2.16      5.77       .80      1.95      1.83
--------------------------------------------------------------------------------------
 LESS DISTRIBUTIONS:
 Distributions in excess of net
    investment income                  (.19)     (.14)     (.11)     (.05)        --

 Distributions from net realized
    capital gains                     (1.81)     (.60)    (1.80)    (1.25)     (.73)

 TOTAL DISTRIBUTIONS                  (2.00)     (.74)    (1.91)    (1.30)     (.73)

 NET ASSET VALUE, END OF YEAR         $21.35    $21.19    $16.16    $17.27    $16.62

 TOTAL RETURN(2)                        9.80%    36.83%     5.71%    12.42%    12.33%
--------------------------------------------------------------------------------------
 RATIOS/SUPPLEMENTAL DATA               2000      1999     1998     1997       1996
--------------------------------------------------------------------------------------
 NET ASSETS, END OF YEAR (000)      $396,870  $339,620  $251,018  $258,080  $234,700

 Average net assets (000)           $415,035  $298,009  $260,774  $265,380  $222,948

 RATIOS TO AVERAGE NET ASSETS: (3)
 Expenses, including distribution       1.27%     1.32%     1.38%     1.39%     1.45%
    and service (12b-1) fees

 Expenses, excluding distribution       1.02%     1.07%     1.13%     1.14%     1.20%
    and service (12b-1) fees

 Net investment income (loss)          (.38)%    (.27)%    (.14)%      .01%    (.04)%

 FOR CLASS A, B, C AND Z SHARES:
 Portfolio turnover rate                  82%       59%       61%       64%       52%
--------------------------------------------------------------------------------------

(1)  BASED ON AVERAGE SHARES OUTSTANDING.

(2) TOTAL RETURN DOES NOT CONSIDER THE EFFECTS OF SALES LOADS. TOTAL RETURN IS CALCULATED ASSUMING A PURCHASE OF SHARES ON THE FIRST DAY AND A SALE ON THE LAST DAY OF EACH YEAR REPORTED AND INCLUDES REINVESTMENT OF DIVIDENDS AND DISTRIBUTIONS.

(3) FOR THE FISCAL YEAR ENDED OCTOBER 31, 2000, THE DISTRIBUTOR OF THE FUND HAS CONTRACTUALLY AGREED TO REDUCE ITS DISTRIBUTION AND SERVICE (12b-1) FEES FOR CLASS A SHARES TO .25 OF 1% OF THE AVERAGE NET ASSETS OF THE CLASS A SHARES.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

PRUDENTIAL GLOBAL GROWTH FUND: CLASS B SHARES
The financial highlights for the four years ended October 31, 2000 were audited by PricewaterhouseCoopers LLP, independent accountants, and the financial highlights for the one year ended October 31, 1996 were audited by another independent auditor, whose report was unqualified.

-----------------------------------------------------------------------------------------
 CLASS B SHARES (FISCAL YEAR ENDED 10-31)
 PER SHARE OPERATING PERFORMANCE          2000(1)   1999(1)   1998(1)    1997      1996
-----------------------------------------------------------------------------------------
 NET ASSET VALUE, BEGINNING OF  YEAR      $19.98    $15.26    $16.42    $15.96    $15.03
 INCOME FROM INVESTMENT
 OPERATIONS:

 Net investment loss                        (.24)     (.17)     (.13)     (.12)     (.08)
 Net realized and unrealized gain
   on investment and foreign
   currency transactions                    2.12      5.51       .78      1.88      1.74

 TOTAL FROM INVESTMENT OPERATIONS           1.88      5.34       .65      1.76      1.66
-----------------------------------------------------------------------------------------
 LESS DISTRIBUTIONS:
 Distributions in excess of net
   investment income                        (.05)     (.02)     (.01)     (.05)        --

 Distributions from net realized
   capital gains                           (1.81)     (.60)    (1.80)    (1.25)     (.73)

 TOTAL DISTRIBUTIONS                       (1.86)     (.62)    (1.81)    (1.30)     (.73)

 NET ASSET VALUE, END OF YEAR             $20.00    $19.98    $15.26    $16.42    $15.96

 TOTAL RETURN(2)                            8.94%    36.00%     4.95%    11.70%    11.57%

-----------------------------------------------------------------------------------------
 RATIO/SUPPLEMENTAL DATA                  2000      1999      1998      1997      1996
-----------------------------------------------------------------------------------------
 NET ASSETS, END OF YEAR (000)          $288,418  $310,458  $274,248  $335,007  $326,978

 Average net assets (000)               $355,100  $297,322  $312,569  $350,518  $294,230

 RATIOS TO AVERAGE NET ASSETS:
 Expenses, including distribution
  and service (12b-1) fees                  1.96%     1.99%     2.06%     2.07%     2.12%

 Expenses, excluding distribution
  and service (12b-1) fees                  1.02%     1.07%     1.13%     1.14%     1.20%

 Net investment income (loss)              (1.07%)    (.96%)    (.82)%    (.68)%    (.67)%
-----------------------------------------------------------------------------------------

(1)  BASED ON AVERAGE SHARES OUTSTANDING.

(2) TOTAL RETURN DOES NOT CONSIDER THE EFFECTS OF SALES LOADS. TOTAL RETURN IS CALCULATED ASSUMING A PURCHASE OF SHARES ON THE FIRST DAY AND A SALE ON THE LAST DAY OF EACH YEAR REPORTED AND INCLUDES REINVESTMENT OF DIVIDENDS AND DISTRIBUTIONS.


--------------------------------------------------------------------------------
36    PRUDENTIAL GLOBAL GROWTH FUND                    [GRAPHIC]  (800) 225-1852

--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

PRUDENTIAL GLOBAL GROWTH FUND: CLASS C SHARES
The financial highlights for the four years ended October 31, 2000 were audited by PricewaterhouseCoopers LLP, independent accountants, and the financial highlights for the one year ended October 31, 1996 were audited by another independent auditor, whose report was unqualified.

-----------------------------------------------------------------------------------------
 CLASS C SHARES (FISCAL YEAR ENDED 10-31)
 PER SHARE OPERATING PERFORMANCE          2000(1)   1999(1)   1998(1)    1997      1996
-----------------------------------------------------------------------------------------
 NET ASSET VALUE, BEGINNING OF YEAR
 INCOME FROM INVESTMENT OPERATIONS:       $19.97    $15.25    $16.41    $15.96    $15.03

 Net investment loss                        (.24)     (.18)     (.14)    (0.11)     (.05)

 Net realized and unrealized gain
   on investment and foreign
   currency transactions                    2.11      5.51       .78      1.86      1.71

 TOTAL FROM INVESTMENT OPERATIONS           1.87      5.33       .64      1.75      1.66
-----------------------------------------------------------------------------------------
 LESS DISTRIBUTIONS:
 Distributions in excess of net
   investment income                        (.04)     (.01)       _ (2)   (.05)        --

 Distributions from net realized
    capital gains                          (1.81)     (.60)    (1.80)    (1.25)     (.73)

 TOTAL DISTRIBUTIONS                       (1.85)     (.61)    (1.81)    (1.30)     (.73)

 NET ASSET VALUE, END OF YEAR             $19.99    $19.97    $15.25    $16.41    $15.96

 TOTAL RETURN(3)                            8.89%    35.94%     4.90%    11.63%    11.57%
-----------------------------------------------------------------------------------------
 RATIO/SUPPLEMENTAL DATA                  2000      1999      1998      1997      1996
-----------------------------------------------------------------------------------------
 NET ASSETS, END OF YEAR (000)           $21,377   $14,184   $10,698   $10,244    $7,693
 Average net assets (000)                $18,866   $11,866   $10,286    $9,093    $5,516

 RATIOS TO AVERAGE NET ASSETS:
 Expenses, including distribution
 and service (12b-1) fees                   2.02%     2.07%     2.13%     2.14%     2.20%

 Expenses, excluding distribution
 and service (12b-1) fees                   1.02%     1.07%     1.13%     1.14%     1.20%

 Net investment income (loss)             (1.11)%   (1.02)%    (.90)%   (0.75)%    (.72)%
-----------------------------------------------------------------------------------------

(1)  BASED ON AVERAGE SHARES OUTSTANDING.

(2)  DISTRIBUTION IN EXCESS OF NET INVESTMENT INCOME WAS $.001.

(3) TOTAL RETURN DOES NOT CONSIDER THE EFFECTS OF SALES LOADS. TOTAL RETURN IS CALCULATED ASSUMING A PURCHASE OF SHARES ON THE FIRST DAY AND A SALE ON THE LAST DAY OF EACH YEAR REPORTED AND INCLUDES REINVESTMENT OF DIVIDENDS AND DISTRIBUTIONS.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

PRUDENTIAL GLOBAL GROWTH FUND: CLASS Z SHARES

The financial highlights for the four years ended October 31, 2000 were audited by PricewaterhouseCoopers LLP, independent accountants, and the financial highlights for the period from March 1, 1996 through October 31, 1996 were audited by another independent auditor, whose report was unqualified.

-----------------------------------------------------------------------------------------
 CLASS Z SHARES (FISCAL YEAR ENDED 10-31)
 PER SHARE OPERATING PERFORMANCE          2000(1)   1999(1)   1998(1)    1997     1996(2)
-----------------------------------------------------------------------------------------
 NET ASSET VALUE, BEGINNING OF PERIOD     $21.29    $16.23    $17.35    $16.65    $15.42

 INCOME FROM INVESTMENT OPERATIONS:
 Net investment income (loss)               (.02)       --      (.02)      .04       .06

 Net realized and unrealized gain
   on investment and foreign
   currency transactions                    2.23      5.84       .82      1.96      1.18

 TOTAL FROM INVESTMENT OPERATIONS           2.21      5.84       .84      2.00      1.24
-----------------------------------------------------------------------------------------
 LESS DISTRIBUTIONS:
 Distributions in excess of net
    investment income                       (.23)     (.18)     (.16)     (.05)       --

 Distributions from net realized
    capital gains                          (1.81)     (.60)    (1.80)    (1.25)     (.01)

 TOTAL DISTRIBUTIONS                       (2.04)     (.78)    (1.96)    (1.30)     (.01)

 NET ASSET VALUE, END OF PERIOD           $21.46    $21.29    $16.23    $17.35    $16.65

 TOTAL RETURN(3)                            9.97%    37.25%     5.97%    12.72%     8.06%
-----------------------------------------------------------------------------------------
 RATIO/SUPPLEMENTAL DATA                  2000      1999      1998      1997      1996
-----------------------------------------------------------------------------------------
 NET ASSETS, END OF PERIOD (000)         $70,956   $48,430   $36,338   $44,412   $40,416

 Average net assets (000)                $77,989   $42,312   $41,799   $46,545   $26,452

 RATIOS TO AVERAGE NET ASSETS:
 Expenses, including distribution
    fees                                    1.02%     1.07%     1.13%     1.14%     1.20%(4)

 Expenses, excluding distribution
    fees                                    1.02%     1.07%     1.13%     1.14%     1.20%(4)

 Net investment income (loss)               (.08)%    (.02)%     .12%      .27%      .55%(4)
-----------------------------------------------------------------------------------------

(1)  BASED ON AVERAGE SHARES OUTSTANDING.

(2) INFORMATION SHOWN AS FOR THE PERIOD 3/1/96 (WHEN CLASS Z SHARES WERE FIRST OFFERED) THROUGH 10/31/96.

(3) TOTAL RETURN DOES NOT CONSIDER THE EFFECTS OF SALES LOADS. TOTAL RETURN IS CALCULATED ASSUMING A PURCHASE OF SHARES ON THE FIRST DAY AND A SALE ON THE LAST DAY OF EACH YEAR REPORTED AND INCLUDES REINVESTMENT OF DIVIDENDS AND DISTRIBUTIONS.

(4)  ANNUALIZED.


--------------------------------------------------------------------------------
38    PRUDENTIAL GLOBAL GROWTH FUND                    [GRAPHIC]  (800) 225-1852

--------------------------------------------------------------------------------





                [This page has been left blank intentionally.]




--------------------------------------------------------------------------------
                                                                              39

--------------------------------------------------------------------------------
THE PRUDENTIAL MUTUAL FUND FAMILY
--------------------------------------------------------------------------------

Prudential offers a broad range of mutual funds designed to meet your individual needs. For more information about these funds, contact your financial adviser or call us at (800) 225-1852. Read the prospectus carefully before you invest or send money.

STOCK FUNDS

PRUDENTIAL EQUITY FUND, INC.

PRUDENTIAL INDEX SERIES FUND
   PRUDENTIAL STOCK INDEX FUND

THE PRUDENTIAL INVESTMENT PORTFOLIOS, INC.
   PRUDENTIAL JENNISON GROWTH FUND
   PRUDENTIAL JENNISON EQUITY OPPORTUNITY FUND

PRUDENTIAL REAL ESTATE SECURITIES FUND

PRUDENTIAL SECTOR FUNDS, INC.
   PRUDENTIAL FINANCIAL SERVICE FUND
   PRUDENTIAL HEALTH SCIENCES FUND
   PRUDENTIAL TECHNOLOGY FUND
   PRUDENTIAL UTILITY FUND

PRUDENTIAL SMALL COMPANY FUND, INC.

PRUDENTIAL TAX-MANAGED FUNDS
   PRUDENTIAL TAX-MANAGED EQUITY FUND

PRUDENTIAL TAX-MANAGED SMALL-CAP FUND, INC.

PRUDENTIAL U.S. EMERGING GROWTH FUND, INC.

PRUDENTIAL VALUE FUND

PRUDENTIAL 20/20 FOCUS FUND

NICHOLAS-APPLEGATE FUND, INC.
   NICHOLAS-APPLEGATE GROWTH EQUITY FUND

TARGET FUNDS
   LARGE CAPITALIZATION GROWTH FUND
   LARGE CAPITALIZATION VALUE FUND
   SMALL CAPITALIZATION GROWTH FUND
   SMALL CAPITALIZATION VALUE FUND

ASSET ALLOCATION/BALANCED FUNDS

PRUDENTIAL DIVERSIFIED FUNDS
   CONSERVATIVE GROWTH FUND
   MODERATE GROWTH FUND
   HIGH GROWTH FUND

THE PRUDENTIAL INVESTMENT PORTFOLIOS, INC.
   PRUDENTIAL ACTIVE BALANCED FUND

GLOBAL FUNDS

GLOBAL STOCK FUNDS

PRUDENTIAL EUROPE GROWTH FUND, INC.

PRUDENTIAL NATURAL RESOURCES FUND, INC.

PRUDENTIAL PACIFIC GROWTH FUND, INC.

PRUDENTIAL WORLD FUND, INC.
   PRUDENTIAL GLOBAL GROWTH FUND
   PRUDENTIAL INTERNATIONAL VALUE FUND
   PRUDENTIAL JENNISON INTERNATIONAL
      GROWTH FUND

 GLOBAL UTILITY FUND, INC.

 TARGET FUNDS
   INTERNATIONAL EQUITY FUND

GLOBAL BOND FUNDS

PRUDENTIAL GLOBAL TOTAL RETURN FUND, INC.


--------------------------------------------------------------------------------
40   Prudential Global Growth Fund                     [GRAPHIC]  (800) 225-1852

BOND FUNDS

TAXABLE BOND FUNDS

PRUDENTIAL GOVERNMENT INCOME
   FUND, INC.

PRUDENTIAL HIGH YIELD FUND, INC.

PRUDENTIAL HIGH YIELD TOTAL RETURN
   FUND, INC.

PRUDENTIAL SHORT-TERM CORPORATE BOND FUND, INC.
   INCOME PORTFOLIO

PRUDENTIAL TOTAL RETURN BOND FUND, INC.

TARGET FUNDS
   TOTAL RETURN BOND FUND

TAX-EXEMPT BOND FUNDS

PRUDENTIAL CALIFORNIA MUNICIPAL FUND
   CALIFORNIA SERIES
   CALIFORNIA INCOME SERIES

PRUDENTIAL MUNICIPAL BOND FUND
   HIGH INCOME SERIES
   INSURED SERIES

PRUDENTIAL MUNICIPAL SERIES FUND
   FLORIDA SERIES
   NEW JERSEY SERIES
   NEW YORK SERIES
   OHIO SERIES
   PENNSYLVANIA SERIES

PRUDENTIAL NATIONAL MUNICIPALS
   FUND, INC.

MONEY MARKET FUNDS

TAXABLE MONEY MARKET FUNDS

CASH ACCUMULATION TRUST
   LIQUID ASSETS FUND
   NATIONAL MONEY MARKET FUND

PRUDENTIAL GOVERNMENT SECURITIES TRUST
   MONEY MARKET SERIES
   U.S. TREASURY MONEY MARKET SERIES

SPECIAL MONEY MARKET FUND, INC.
   MONEY MARKET SERIES

PRUDENTIAL MONEYMART ASSETS, INC.

TAX-FREE MONEY MARKET FUNDS

PRUDENTIAL TAX-FREE MONEY FUND, INC.

PRUDENTIAL CALIFORNIA MUNICIPAL FUND
   CALIFORNIA MONEY MARKET SERIES

PRUDENTIAL MUNICIPAL SERIES FUND
   NEW JERSEY MONEY MARKET SERIES
   NEW YORK MONEY MARKET SERIES

COMMAND FUNDS

COMMAND MONEY FUND

COMMAND GOVERNMENT FUND

COMMAND TAX-FREE FUND

INSTITUTIONAL MONEY MARKET FUNDS

PRUDENTIAL INSTITUTIONAL LIQUIDITY
   PORTFOLIO, INC.
   INSTITUTIONAL MONEY MARKET SERIES


--------------------------------------------------------------------------------

FOR MORE INFORMATION
--------------------------------------------------------------------------------

Please read this prospectus before you invest in the Fund and keep it for future reference. For information or shareholder questions contact

PRUDENTIAL MUTUAL FUND SERVICES LLC
P.O. BOX 8098
PHILADELPHIA, PA 19101
(800) 225-1852
(732) 482-7555 (Calling from outside the U.S.)

--------------------------------------------------------------------------------
Outside Brokers Should Contact

PRUDENTIAL INVESTMENT MANAGEMENT
SERVICES LLC
P.O. BOX 8310
PHILADELPHIA, PA 19101
(800) 778-8769

--------------------------------------------------------------------------------
Visit Prudential's website at

http://www.prudential.com

--------------------------------------------------------------------------------
Additional information about the Series can be obtained without charge and can be found in the following documents

STATEMENT OF ADDITIONAL INFORMATION (SAI)

(incorporated by reference into this prospectus)

ANNUAL REPORT

(contains a discussion of the market conditions and investment strategies that significantly affected the Series' performance during the last fiscal year)

SEMI-ANNUAL REPORT

--------------------------------------------------------------------------------

You can also obtain copies of Fund documents from the Securities and Exchange Commission as follows

BY MAIL
Securities and Exchange Commission
Public Reference Section
Washington, DC 20549-0102

BY ELECTRONIC REQUEST
publicinfo@sec.gov

  (The SEC charges a fee to copy
  documents)

IN PERSON
Public Reference Room in Washington, DC
(For hours of operation, call
1-202-942-8090)

VIA THE INTERNET
on the EDGAR Database at
http://www.sec.gov

--------------------------------------------------------------------------------


CUSIP Numbers                     NASDAQ Symbols

Class A Shares -- 743969-10-7     PRGAX

Class B Shares -- 743969-20-6     PRGLX

Class C Shares -- 743969-30-5     PRGCX

Class Z Shares -- 743969-40-4     PWGZX


Investment Company Act File No. 811-3981

MF115A                                          [LOGO] Printed on Recycled Paper

--------------------------------------------------------------------------------

            YOUR FINANCIAL SECURITY, YOUR SATISFACTION & YOUR PRIVACY

ACCESSING INFORMATION

     Access to customer information is authorized for Prudential business purposes only. Employees who have access to customer information are required to protect it and keep it confidential.

COLLECTING INFORMATION TO CONDUCT BUSINESS

     Prudential collects information about you to help us serve your financial needs, provide customer service, offer new products or services, and fulfill legal and regulatory requirements. The type of information that Prudential collects varies according to the products or services you request, and may include:

     - information included on your application and related forms (such as name, address, Social Security number, assets and income);

     - information about your relationships with us (such as products or services purchased, account balances and payment history);

     - information from your employer, benefit plan sponsor, or association for any Prudential group product you may have (such as name, address, Social Security number, age and marital status);

     - information from consumer reporting agencies (such as credit relationships and history);

     - information from other non-Prudential sources (such as motor vehicle reports, medical information, and demographic information); and

     - information from visitors to Prudential websites (such as that provided through online forms, site visitorship data and online information collecting devices known as "cookies").

SECURITY STANDARDS

     We continue to assess new technology to provide additional protection of your personal information. We safeguard customer information in accordance with federal standards and established security procedures. Measures we take include implementation of physical, electronic and procedural safeguards.

SHARING INFORMATION WITHIN PRUDENTIAL

     We may disclose the previously described information about our customers and former customers to other Prudential businesses, such as our securities broker-dealers, our insurance companies and agencies, our banks and our real estate brokerage franchise company. We may share information to:

     -    provide customer service or account maintenance; or

     -    tell you about other products or services offered by Prudential.

SHARING INFORMATION IN OTHER CIRCUMSTANCES

     In compliance with federal and state laws, we may disclose some or all of the information we collect about our customers and former customers, as described above, to non-Prudential businesses, such as:

     - companies that perform services for us or on our behalf (such as responding to customer requests, providing you with information about our products, or maintaining or developing software); or

     - financial services companies (such as banks, insurance companies, securities brokers or dealers) and non-financial companies (such as real estate brokers or financial publications) with whom we have marketing agreements.

     We will not share medical information or motor vehicle reports for marketing purposes.

     Many employers or other plan sponsors restrict the information that can be shared about their employees or members. In our business with institutions, we always honor these restrictions. If you have a relationship with Prudential as a result of products or services provided through an employer or other plan sponsor, we will abide by the specific privacy rules imposed by that organization.

     We may also disclose information to non-affiliated parties as allowed by law, such as in responding to a subpoena, preventing fraud, or complying with an inquiry by a government agency or regulator.

IT'S YOUR CHOICE

     Our customers periodically receive information about products and services available from the Prudential family of companies, as well as from select business partners, including financial services and non-financial services companies with whom we have marketing agreements. Many of our customers appreciate receiving this information. However, if you do not want us to share your information for these purposes or communicate offers to you -- either by phone or mail -- please complete the attached form and return it to us.

     If there are multiple owners of an account, any one of them may request on behalf of any or all of the others that their information not be disclosed and their names be removed from our phone or mailing lists.

     While you may receive more than one copy of this notice, if you choose to limit the sharing of your information, you only need to inform us of your choice once. Unless you modify this decision, we will continue to honor it.

                             NOT PART OF PROSPECTUS

    THIS  NOTICE  IS  BEING  PROVIDED  ON  BEHALF  OF THE  FOLLOWING  PRUDENTIAL
AFFILIATES:

Prudential Insurance Company of America, The
Prudential Property and Casualty Insurance Company
Prudential Securities Incorporated
Prudential Investment Corporation, The
Prudential Bank and Trust Company, The
Prudential 20/20 Focus Fund
Prudential California Municipal Fund
Prudential Commercial Insurance Company
Prudential Commercial Insurance Company of New
  Jersey, The
Prudential Direct Insurance Agency of Texas, Inc.
Prudential Direct Insurance Agency of Alabama, Inc.
Prudential Direct Insurance Agency of
  Massachusetts, Inc.
Prudential Direct Insurance Agency of New
  Mexico, Inc.
Prudential Direct Insurance Agency of Ohio, Inc.
Prudential Direct Insurance Agency of Wyoming, Inc.
Prudential Direct, Inc.
Prudential Diversified Funds
Prudential Equity Fund, Inc.
Prudential Equity Investors, Inc.
Prudential Europe Growth Fund, Inc.
Prudential General Agency of Ohio, Inc.
Prudential General Insurance Agency of Florida, Inc.
Prudential General Insurance Agency of
  Kentucky, Inc.
Prudential General Insurance Agency of
  Massachusetts, Inc.
Prudential General Insurance Agency of
  Mississippi, Inc.
Prudential General Insurance Agency of Nevada, Inc.
Prudential General Insurance Agency of New
  Mexico, Inc.
Prudential General Insurance Agency of Texas, Inc.
Prudential General Insurance Agency of
  Wyoming, Inc.
Prudential General Insurance Company
Prudential General Insurance Company of
  New Jersey, The
Prudential Global Total Return Fund, Inc.
Prudential Government Income Fund, Inc.
Prudential Government Securities Trust
Prudential High Yield Fund, Inc.
Prudential High Yield Total Return Fund, Inc.
Prudential Index Series Fund
Prudential Institutional Liquidity Portfolio, Inc.
Prudential Insurance Brokerage, Inc.
Prudential International Bond Fund, Inc.
Prudential Investment Management Services LLC
Prudential Investment Portfolios, Inc., The
Prudential Investments Fund Management LLC
Prudential MoneyMart Assets, Inc.
Prudential Municipal Bond Fund
Prudential Municipal Series Fund
Prudential National Municipal Funds, Inc.
Prudential Natural Resources Fund, Inc.
Prudential Pacific Growth Fund, Inc.
Prudential Property and Casualty Insurance Company
  of New Jersey, The
Prudential Property and Casualty New Jersey
  Insurance Brokerage, Inc., The
Prudential Real Estate Securities Fund
Prudential Savings Bank, F.S.B., The
Prudential Sector Funds, Inc.
Prudential Select Life Insurance Company of
  America
Prudential Series Fund, Inc., The
Prudential Short-Term Corporate Bond Fund, Inc.
Prudential Small Company Fund, Inc.
Prudential Special Money Market Fund, Inc.
Prudential Tax-Free Money Fund, Inc.
Prudential Tax-Managed Funds
Prudential Tax-Managed Small-Cap Fund, Inc.
Prudential Total Return Bond Fund, Inc.
Prudential Trust Company
Prudential U.S. Emerging Growth Fund, Inc.
Prudential Value Fund
Prudential World Fund, Inc.
Pruco Life Insurance Company
Pruco Life Insurance Company of New Jersey
Pruco Securities Corporation
Asia Pacific Fund, Inc., The
Bache Insurance Agency Incorporated
Bache Insurance Agency of Alabama, Inc.
Bache Insurance Agency of Oklahoma, Inc.
Bache Insurance Agency of Texas, Inc.
Cash Accumulation Trust
COMMAND Government Fund
COMMAND Money Fund
COMMAND Tax-Free Fund
Duff & Phelps Utilities Tax-Free Income Fund, Inc.
First Financial Fund, Inc.
Global Utility Fund, Inc.
High Yield Income Fund, Inc., The
High Yield Plus Fund, Inc., The
Hochman & Baker Investment Advisory Services
Hochman & Baker Securities
Hochman & Baker, Inc.
Jennison Associates LLC
Merastar Insurance Company
Nicholas-Applegate Fund, Inc.
Quick Sure Auto Agency
Strategic Partners Series
Target Funds
Target Portfolio Trust, The
Titan Auto Agency, Inc.
Titan Auto Insurance
Titan Auto Insurance of Arizona, Inc.
Titan Auto Insurance of New Mexico
Titan Auto Insurance of Pennsylvania
Titan Auto Insurance, Inc.
Titan Indemnity Company
Titan Insurance Company
Titan Insurance Services, Inc.
Titan National Auto Call Center, Inc.
Victoria Automobile Insurance Company
Victoria Fire & Casualty Company
Victoria Insurance Agency, Inc.
Victoria National Insurance Company
Victoria Select Insurance Company
Victoria Specialty Insurance Company
W.I. of Florida, Inc.
WHI of New York, Inc.
Whitehall Insurance Agency of Texas, Inc.
Whitehall of Indiana, Inc.

In this notice, the phrase "third party" refers to any organization that is not a Prudential affiliate.

The words "you" and "customer," as used in this notice, mean any individual who obtains or has obtained a financial product or service from a Prudential affiliate that is to be used primarily for personal, family, or household purposes.

We will process your request as quickly as possible. In some cases, 6 to 8 weeks may be required for your request(s) to become effective. Prudential will continue to provide you with important information about your existing accounts, including inserts enclosed with your account statements and other notices regarding the Prudential products that you own. You may also receive communications from your Prudential Professional or from independently owned and operated franchisees of The Prudential Real Estate Affiliates, Inc.

If any of your information changes, please let us know so that we can update your records and continue to serve you as you have requested.

                             NOT PART OF PROSPECTUS

WE WANT TO KNOW YOUR PREFERENCE

If you do not want us to share the previously described information with Prudential businesses or non-Prudential businesses, to inform you of other products or services we believe may be of interest to you, complete item #1. In addition, if you do not want to receive communications regarding other products or services by mail or phone, complete item #2.

1. [ ] Do not share my information to inform me of other products or services.

2. Please remove my name from Prudential's corporate marketing lists for receiving information:

   [ ] by U.S. mail      [ ] by telephone

TO ENABLE US TO PROCESS YOUR REQUEST, PLEASE PROVIDE YOUR ACCOUNT/POLICY NUMBER EXACTLY AS IT APPEARS ON YOUR STATEMENT:

-------------------------------------------------
 Account/Policy Number (required for processing)

PLEASE PRINT YOUR NAME AND ADDRESS EXACTLY AS IT APPEARS ON YOUR STATEMENT:

----------------------------------      NAMES OF JOINT OWNERS
 Last Name

----------------------------------      ----------------------------------------
 First Name                               Last Name

----------------------------------      ----------------------------------------
 Address (Line 1)                         First Name

----------------------------------      ----------------------------------------
 Address (Line 2)                         Address (Line 1)

----------------------------------      ----------------------------------------
 City                                     Address (Line 2)

----------------------------------      ----------------------------------------
 State                   ZIP Code         City

----------------------------------      ----------------------------------------
 (Area Code) Phone Number                 State                        ZIP Code


MAIL TO:
PRUDENTIAL -- CUSTOMER PRIVACY          ----------------------------------------
P.O. BOX 4600                             Last Name
TRENTON, NEW JERSEY 08650
                                        ----------------------------------------
                                          First Name

                                        ----------------------------------------
                                          Address (Line 1)

                                        ----------------------------------------
                                          Address (Line 2)

                                        ----------------------------------------
                                          City

                                        ----------------------------------------
                                          State ZIP Code

IF THERE ARE JOINT OWNERS TO WHICH THIS REQUEST WILL APPLY PLEASE PROVIDE THEIR INFORMATION ON THE BACK OF THIS FORM.

[GRAPHIC] 0019               NOT PART OF PROSPECTUS

            CUSIP Numbers                     NASDAQ Symbols

            Class A Shares--743969-10-7       PRGAX
            Class B Shares--743969-20-6       PRGLX
            Class C Shares--743969-30-5       PRGCX
            Class Z Shares--743969-40-4       PWGZX

MF115A